Exhibit 99.1

NEWS RELEASE

Parsley Energy Appoints Dr. Hemang Desai to its Board of Directors

MIDLAND, Texas, July 24, 2014 – Parsley Energy, Inc. (NYSE: PE) (“Parsley Energy” or the “Company”) announced today that Dr. Hemang Desai has been appointed to the Company’s Board of Directors (the “Board”), effective July 23, 2014, and will serve on the Board’s Audit and Compensation Committees.

Dr. Desai is Chair of the Accounting Department and Robert B. Cullum Professor of Accounting at Southern Methodist University (SMU) in Dallas. He joined SMU’s faculty in 1998 and has served as Chair of the Accounting Department since 2010. Dr. Desai’s research on accounting and capital markets has been published in top academic journals and has been the subject of articles at publications such as the Wall Street Journal, Barron’s, the New York Times, and CFO Magazine. His consulting clients have included McKinsey & Co., Entergy Corp, and Baker & McKenzie.

“Dr. Desai’s expertise on financial reporting and corporate governance, as well as his experience applying this knowledge in a variety of company contexts, complement the expertise and experience currently represented on the Board,” said Bryan Sheffield, Parsley Energy’s President, CEO, and Chairman of the Board. “We look forward to learning from his perspectives.”

Dr. Desai holds a B.Sc. from St. Xavier’s College, Bombay, India; an M.B.A. from the University of New Orleans; and a Ph.D. in Business Administration from the Freeman School of Business at Tulane University.

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition, development, and exploitation of unconventional oil and natural gas reserves in the Permian Basin. For more information, visit our website at www.parsleyenergy.com.

Contact Information:

Brad Smith, CFA

Parsley Energy, Inc.

Director, Investor Relations

ir@parsleyenergy.com

(512) 505-5199

Dennard • Lascar Associates

Jack Lascar, jlascar@dennardlascar.com

Lisa Elliott, lelliott@dennardlascar.com

(713) 529-6600

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